UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 19, 2011
SPECTRUM GROUP INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11988	22-2365834
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

18061 Fitch Irvine, CA 92614 (Address of Principal Executive Offices) (Zip Code)

(949) 955-1250
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 19, 2011, the Company's wholly owned subsidiaries, Spectrum Numismatics International, Inc., Bowers & Merena Auctions, LLC and Teletrade, Inc. (collectively, the “Borrowers”), entered into an amendment (the “Amendment”) to their loan facility with Brown Brothers Harriman & Co. The Amendment amends a financial guideline to permit intercompany transactions between the Borrowers and Stack's-Bowers Numismatics, a joint venture owned 51% by Bowers & Merena Auctions, LLC, up to a maximum of $3,000,000. All other terms and conditions of the loan facility remain the same.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On April 21, 2011, the Company, through its wholly-owned subsidiary, 1063 McGaw, LLC, purchased a two-story 54,239 square foot office building located in Irvine, California, to serve as its new corporate headquarters. The building was purchased from LW McGaw, L.P., a California limited partnership, an unrelated third party. The purchase price for the building was $7,250,000. The purchase was arranged through Lee & Associates - Newport Beach, Inc., with John Collins acting as Seller's broker, and Art Holland acting as Buyer's broker. The purchase was in part financed by the assumption of an existing loan with an outstanding principal balance of $6,524,263. The loan bears interest at the rate of 5.50% per annum and is payable in equal monthly installments of principal and interest in the amount of $40,540.13. The loan matures on May 11, 2015, at which time the then outstanding principal balance of the loan is due and payable in full. The lender is U.S. Bank National Association, as Trustee, as successor-in-interest to Bank of America N.A. (successor by merger to LaSalle Bank National Association), as Trustees for the Registered Holders of LB-UBS Commercial Mortgage Trust 2005-C3 Commercial Mortgage Pass-Through Certificates, Series 2005-C3.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2011

SPECTRUM GROUP INTERNATIONAL, INC.

By:	/s/ Paul Soth
Name:	Paul Soth
Title:	Chief Financial Officer and Executive Vice President